Exhibit 99.1

FOR IMMEDIATE RELEASE

CuraGen and Bayer Advance Investigational Compound for Diabetes to

Preclinical Phase of Drug Development

- New orally administered small molecule in development for type 2 diabetes -

NEW HAVEN, Conn. and West Haven, Conn., October 26, 2004 — CuraGen Corporation (Nasdaq: CRGN) and Bayer Pharmaceuticals Corporation (NYSE: BAY) today announced that the companies have advanced a new orally active small molecule for the management of type 2 (adult-onset) diabetes into preclinical drug development. The collaboration between Bayer and CuraGen was established to identify and develop drugs targeted at the treatment of diabetes and obesity.

“Type 2 diabetes is fast becoming a world-wide epidemic, and despite currently available treatments, there remains a significant need for drugs that effectively manage type 2 diabetes while minimizing the risk of significant adverse effects,” stated Timothy M. Shannon, Executive Vice President of Research and Development and Chief Medical Officer at CuraGen Corporation. “We look forward to jointly developing this diabetes compound with Bayer as they continue to identify additional small molecule compounds for use in obesity and diabetes based upon targets discovered by CuraGen.”

“Achieving this milestone is a major accomplishment for the Bayer-CuraGen collaboration in metabolic disease” said Joe Catino, Sr. Vice President Research at Bayer. “Our team-oriented approach to target discovery and lead identification has enabled us to bring this new drug candidate forward to the preclinical development stage. We look forward to working together with CuraGen to advance this and additional compounds to fill important medical needs.”

About Type 2 Diabetes

Type 2 diabetes results from problems with insulin secretion and resistance to the action of insulin that lead to abnormally high blood glucose levels and long-term complications. Type 2 diabetes is a burgeoning world-wide epidemic projected to affect nearly one quarter billion patients, worldwide, within the next decade. Despite available interventions to manage this disease, there remains a significant need for new medications to control blood glucose levels while minimizing the risk of adverse effects such as hypoglycemia (dangerously low blood sugar).

About Bayer Pharmaceuticals Corporation

Bayer Pharmaceuticals Corporation (www.bayerpharma.com) is part of the worldwide operations of Bayer HealthCare AG, a subgroup of Bayer AG.

Bayer HealthCare, with sales of approximately 8.9 billion Euro in 2003, is one of the world’s leading, innovative companies in the health care and medical products industry.

The company combines the global activities of the divisions Animal Health, Biological Products, Consumer Care, Diagnostics and Pharmaceuticals. About 34,600 people are employed by Bayer HealthCare worldwide.

Our aim is to discover and manufacture innovative products that will improve human and animal health worldwide. Our products enhance well being and quality of life by diagnosing, preventing and treating disease.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company dedicated to improving the lives of patients by developing a pipeline of novel protein, antibody, and small molecule therapeutics in the areas of oncology, inflammatory diseases, obesity and diabetes. CuraGen has established broad development alliances with Abgenix, TopoTarget, and Bayer, and its experienced teams are focused on advancing the Company’s pipeline of products for unmet medical needs. CuraGen’s technology and expertise has been used in partnerships with more than a dozen leading biotechnology and pharmaceutical companies including Bayer, Biogen, Genentech, GlaxoSmithKline, Hoffmann-La Roche and Pfizer. The Company is headquartered in New Haven, CT and additional information is available at http://www.curagen.com.

Forward looking statements

This news release contains forward-looking statements based on current assumptions and forecasts made by Bayer Group management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include those discussed in our public reports filed with the Frankfurt Stock Exchange and with the U.S. Securities and Exchange Commission (including our Form 20-F). The company assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.

SAFE HARBOR for CuraGen Corporation

This press release may contain forward-looking statements, including statements about our expectation to jointly develop a new orally active small molecule for the management of type 2 (adult-onset) diabetes with Bayer. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen’s stage of development as a genomics-based pharmaceutical company, uncertainties of clinical trials, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to our Quarterly Report on Form 10-Q for the period ended

June 30, 2004 for a description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

Contacts:

Glenn Schulman, Pharm.D.

gschulman@curagen.com

1-888-GENOMICS

Staci Gouveia

Staci.gouveia.b@bayer.com

203.812.6152

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